UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 8, 2019

GoDaddy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36904	46-5769934
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14455 N. Hayden Road
Scottsdale, Arizona 85260
(Address of principal executive offices, including zip code)

(480) 505-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) Departure of Officers
On February 8, 2019, Steven Aldrich informed GoDaddy Inc. (the “Company”) that he will step down from his role as Chief Product Officer of the Company, effective February 28, 2019. In connection with his resignation, Mr. Aldrich entered into a separation agreement with the Company (the “Aldrich Separation Agreement”), pursuant to which Mr. Aldrich will receive separation payments under his employment agreement as described in the Company’s proxy statement on Form DEF 14A, filed with the Securities and Exchange on April 25, 2018. Mr. Aldrich will serve as a strategic advisor to the Company through December 31, 2019, and will receive an advisor fee of $1,000 per month for a total of $10,000. While serving as a strategic advisor, the Company will also pay COBRA directly on Mr. Aldrich’s behalf for health insurance coverage for 10 months.
On February 8, 2019, Arne M. Josefsberg informed the Company that he intends to step down from his role as Executive Vice President, Chief Infrastructure Officer and Chief Information Officer of the Company, effective June 30, 2019.
The departures of Messrs. Aldrich and Josefsberg are not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
(c) Appointment of Officer
On February 11, 2019, the board of directors of the Company (the “Board”) promoted Andrew N. Low Ah Kee from Chief Revenue Officer to the Company’s Chief Operating Officer, effective February 25, 2019.
The Company and Mr. Low Ah Kee intend to enter into an employment agreement effective as of February 25, 2019, providing for Mr. Low Ah Kee’s service as Chief Operating Officer (the “Employment Agreement”). The Employment Agreement will provide Mr. Low Ah Kee with an annual base salary of $500,000, effective January 1, 2019, and an annual target bonus of 100% of his base salary.
If Mr. Low Ah Kee’s employment is terminated without cause or he resigns for good reason (both terms as will be defined in the Employment Agreement) during the period beginning three months prior to and ending 18 months following a change in control (the “Change of Control Period”), Mr. Low Ah Kee will be entitled to payment of 150% of his annual base salary and 150% of target annual bonus for the year of termination and payment equal to the cost of health insurance coverage for 18 months. If Mr. Low Ah Kee’s employment is terminated without cause or he resigns for good reason outside the Change in Control Period, Mr. Low Ah Kee will be entitled to any earned but unpaid salary or bonus, 100% of his then annual salary, his prorated annual bonus at target for the year of termination and payment equal to the cost of health insurance coverage for 12 months. All severance payments are contingent on his signing and not revoking a release of claims and compliance with the terms of the Employment Agreement.
Mr. Low Ah Kee served as the Company’s Chief Revenue Officer from September 2017 to February 2019. He previously served as Executive Vice President of International from June 2016 to September 2017, and as Senior Vice President of Finance & Growth from April 2014 to June 2016. Before joining GoDaddy, from September 2007 to April 2014, Mr. Low Ah Kee served as a Director for KKR Capstone Americas LLC and KKR & Co. L.P., private equity companies, where he worked with the Consumer, Technology and Media investment teams to evaluate investment opportunities and accelerate portfolio company growth. He has worked closely with GoDaddy since KKR & Co. L.P.’s investment in 2011. Before KKR, Mr. Low Ah Kee was a consultant with the Boston Consulting Group. Mr. Low Ah Kee holds a Bachelor of Applied Science in Engineering Science from the University of Toronto and an M.B.A. from Harvard Business School.
There are no family relationships between Mr. Low Ah Kee and any director or executive officer of the Company, and no transactions involving Mr. Low Ah Kee would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GODADDY INC.

Date:	February 14, 2019	/s/ Nima J. Kelly
Nima J. Kelly
Chief Legal Officer